Exhibit 99.1

November 4, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS
Improved Margins And Lower Expenses Contribute To Profitable Quarter

ST.     PAUL, November 4, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today results for the third quarter ended September 30, 2003. For the three-month period, revenues were $13,568,000, compared to $13,632,000 from the prior-year period. The Company recorded income before income tax for the quarter of $492,000, compared to income before income tax of $537,000 for the comparable period last year. Gross margin improved to 40.2% from 39.2% in the third quarter of 2002 and income from operations improved to $902,000 from $886,000. Net income was $383,000 compared to $11.3 million for the comparable period last year. The Company recorded a non-cash tax benefit of $10.8 million in the third quarter of 2002 related to its net operating loss carry forward.

Gross margin and operating expenses were positively impacted by staff reductions and expense control measures. Selling, general and administrative expenses, although flat with the third quarter last year, were reduced to 30.6% of revenues, as compared to 34.2% and 33.9% of revenues in the first and second quarters of this year respectively. Gross margin for the quarter of 40.2% of revenues compared favorably to gross margins of 38.0% and 38.5% for the first and second quarters of this year respectively.

The Company is continuing to take steps to further reduce costs and improve operating efficiencies. As previously disclosed, three LEAN projects were initiated in the Laboratory Services segment in the third quarter. These projects have progressed to the point that it can be determined that operating costs will be reduced further with the positive impact initially being recognized in the first quarter of 2004.

MEDTOX Scientific, Inc.
November 4, 2003

The quarter also benefited from apparent improvements in the economy. Sample volume from the Company’s existing workplace drug testing clients, though not yet at the previous year’s level, showed an upturn from recent quarters. Additionally, new drug screening sales in the Laboratory Services segment continue to be strong. The Company continues to believe it will benefit as economic recovery impacts job creation and growth.

“Although the quarter was relatively even with the third quarter last year, considerable progress has been made when compared to the second quarter of this year,” said Dick Braun, CEO of MEDTOX. “Historically, the second and third quarter results are similar and the improvement shown is significant, as demonstrated by income from operations increasing to $902,000 in the quarter as compared to $186,000 in the second quarter.”

Margin improvement and lower operating expenses should also have a positive impact on the fourth quarter, which is historically the most challenging. With the prospects of a strengthening economy likely to lead to job growth in the near term, coupled with the prospect of additional operating efficiencies, the Company is optimistic with regard to 2004 results.

MEDTOX will hold a teleconference to discuss third quarter 2003 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 800-387-5648 a few minutes prior to the scheduled start time on November 4 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section at www.medtox.com. An audio replay of the conference call will be available through November 11 at 800-642-1687 conference ID # 3411839. International callers may access the replay at 706-645-9291 with the same conference ID #.

MEDTOX Scientific, Inc.
November 4, 2003

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified on page three of the Company’s 2002 annual report on Form 10-K and incorporated herein by reference.

MEDTOX Scientific, Inc. November 4, 2003 Page 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
REVENUES:
Laboratory services	$10,391	$10,562	$30,010	$30,439
Product sales	3,177	3,070	9,186	9,462

	13,568	13,632	39,196	39,901
COST OF REVENUES:
Cost of services	6,804	7,104	20,006	20,184
Cost of sales	1,304	1,178	3,925	3,539

	8,108	8,282	23,931	23,723

GROSS PROFIT	5,460	5,350	15,265	16,178

OPERATING EXPENSES:
Selling, general and administrative	4,157	4,137	12,878	12,152
Research and development	401	327	1,233	905

	4,558	4,464	14,111	13,057

INCOME FROM OPERATIONS	902	886	1,154	3,121

OTHER INCOME (EXPENSE):
Interest expense, net	(281)	(332)	(876)	(1,025)
Other expense, net	(129)	(17)	(363)	(66)

	(410)	(349)	(1,239)	(1,091)

INCOME (LOSS) BEFORE INCOME TAX (EXPENSE) BENEFIT	492	537	(85)	2,030

INCOME TAX (EXPENSE) BENEFIT	(109)	10,783	15	10,783

NET INCOME (LOSS)	$383	$11,320	$(70)	$12,813

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.08	$2.36	$(0.01)	$2.67

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.08	$2.27	$(0.01)	$2.55

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
Basic	4,949,336	4,804,106	4,937,937	4,793,793
Diluted	5,057,238	4,988,958	4,937,937	5,029,818

MEDTOX Scientific, Inc. November 4, 2003 Page 5

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$568	$439
Accounts receivable	9,095	9,398
Inventories	3,535	4,395
Other current assets	1,920	2,018

Total current assets	15,118	16,250

Building, equipment and improvements, net	15,270	14,769

Other assets	26,448	27,036

Total assets	$56,836	$58,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$12,642	$14,164

Long-term obligations	8,941	9,007

Stockholders' equity	35,253	34,884

Total liabilities and stockholders' equity	$56,836	$58,055